Exhibit 99.1

Kin Insurance, Inc. and Omnichannel Acquisition Corp. Mutually Agree to Terminate Business Combination Agreement

Chicago – January 26, 2022 – Kin Insurance, Inc. (“Kin”), a leading direct-to-consumer homeowners insurance technology company, and Omnichannel Acquisition Corp. (NYSE: OCA) (“Omnichannel”), a publicly traded special purpose acquisition company, announced today that the companies have mutually agreed to terminate their previously announced agreement and plan of merger (the “Business Combination Agreement”), effective immediately.

The parties have decided to terminate the Business Combination Agreement as a result of current unfavorable market conditions.

Sean Harper, Chief Executive Officer of Kin, stated, “We worked tirelessly over the better part of a year to bring this combination to fruition, but we have collectively decided that current market conditions are simply not conducive to Kin becoming a public company at this time. I want to thank Matt and the incredible team at Omnichannel for the tremendous contributions they made to Kin’s development throughout this process, particularly as it relates to developing our brand and communicating our important mission to help catastrophe-prone areas adapt to climate change. I am extremely proud of the way we have executed our business plan, as we finished the year with 320 percent growth in total managed premium, and the best unit economics in the insurtech industry. We have a bright future ahead of us – one that will involve accessing the public markets when the time is appropriate.”

Matt Higgins, Chief Executive Officer of Omnichannel, stated, “Kin is a very special company with an important mandate. We cannot retreat from climate change, or abandon our most vulnerable cities, but instead we must adapt, and the insurance industry must evolve. Unfortunately, even the most promising high growth companies have a difficult time overcoming current market sentiment, and Kin is no exception. It has been an honor to work alongside the Kin team for months as they hit every target they put forth during this process. I wish Sean and Kin every success on their journey ahead. The Omni team will turn back to the work of meeting with targets who can benefit from our unprecedented team of consumer founders and world-class operators. Our unrivaled team of experts know how to execute a digitally fueled, omnichannel strategy to meet the demands of a frictionless-first economy.”

About Kin

Kin is the home insurance company for every new normal. By leveraging proprietary technology, Kin delivers fully digital homeowners insurance with an elegant user experience, accurate pricing, and fast, high-quality claims service. Kin offers homeowners, landlord, condo, and mobile home insurance through the Kin Interinsurance Network (KIN), a reciprocal exchange owned by its customers who share in the underwriting profit. Because of its efficient technology and direct-to-consumer model, Kin provides affordable pricing without compromising coverage. To learn more, visit www.kin.com.

About Omnichannel Acquisition Corp.

Omnichannel Acquisition Corp. (NYSE: OCA) is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.omnichannelcorp.com.

Kin Contacts:
Investor Relations
investors@kin.com

Media Relations
press@kin.com

Omnichannel Contacts:
Investor Relations
oacir@icrinc.com

Media Relations
oacpr@icrinc.com